Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
October 20, 2020	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES ANNOUNCES THIRD QUARTER 2020 RESULTS

Honaker, Virginia -- New Peoples Bankshares (the “Company”) (OTCBB: NWPP) and its wholly-owned subsidiary New Peoples Bank (the “Bank”) today announced third quarter net income of $1.42 million, or $0.06 per share, for the quarter ended September 30, 2020 as compared to $876,000, or $0.04 per share, for the quarter ended September 30, 2019, which is a year-over-year quarterly improvement of $548,000, or 62.6% increase. This is primarily due to a concerted focus to improve earnings through restructuring the organization, renegotiating major contracts, enhancing processes, adding noninterest income revenue and growing earning assets.

C. Todd Asbury, President and CEO of the Company, stated, “We have been working diligently over the past two years to improve efficiency and increase earnings. The third quarter of 2020 reflects the culmination of the many positive improvements that we have made. We remain committed to continue making further enhancements in the future.”

For the nine months ended September 30, 2020, the Company reported net income of $1.5 million, or $0.06 per share. This compares to net income of $1.6 million, or $0.07 per share, for the similar period ended September 30, 2019, which is a decrease of $128,000, or 7.9%. However, when excluding pre-tax non-recurring expenses related to the earnings improvement project and restructuring costs in 2020, which were $342,000 and $553,000, respectively, plus the gain on sale of the Lebanon branch of $810,000 in 2019, net income would have been approximately $2.2 million, or $0.09 per share, for the nine months ended September 30, 2020 and $987,000, or $0.04 per share, for the same period in 2019, a 123% improvement.

The restructuring announced in May, 2020, has driven $720,000 of reductions in salaries and benefits expense so far this year through September 30, 2020 compared to the same nine months last year, which is net of approximately $358,000 in pre-tax severance costs.

Renegotiated contracts related to the ATM and card transaction processing, and data and telephone circuits have resulted in an increase of $196,000 in interchange fee income and a decrease in card processing expenses of $276 thousand, and a reduction of $128,000 in phone and data circuit expense, respectively, for the first nine months of 2020 compared to the same period in 2019.

As part of the project to improve earnings, fee schedule changes were implemented in August, 2020, and this contributed to more than $100,000 of increases in service charges and other fee income this quarter, as described in more detail, below. In addition, efforts to increase noninterest income revenues from financial services and secondary market mortgage origination fee income are underway.

Total assets increased $42.8 million, or 6.1%, to $749.1 million at September 30, 2020 from $706.4 million at December 31, 2019. Total loans increased $22.6 million, or 4.0%, to $585.1 million at September 30, 2020 from $562.5 million at December 31, 2019. Total deposits have also increased $40.2 million, or 6.5%, to $661.7 million at September 30, 2020 from $621.5 million at December 31, 2019.

Asbury commented, “The year 2020 has been a challenging year regarding COVID-19 and its impact on the economy and dramatic decreases in interest rates. We have worked very hard to help our customers and region by participating in the Paycheck Protection Program in which we funded a total of $43.5 million. As a result, both loans and deposits increased during the year. We have also helped our borrowers by assisting them with loan payment deferrals of which the vast majority has returned to a regular payment schedule at September 30, 2020. Asset quality remains good, but we have made $2.0 million in additional provisions to the allowance for loan losses during 2020 due to the current economic conditions.” Asbury further commented, “The safety of the bank, our customers, our employees and our region is a top priority during these times.”

Regarding challenges related to COVID-19, we supplemented our existing procedures for the adoption of temporary workplace safety standards outlined by the Virginia Department of Labor and Industry. Since the first quarter of the year, we have restricted access to our lobbies. However, on October 5, 2020, the lobbies for seven branch offices were re-opened, as we seek to phase in a return to full service banking, dependent on the intensity of the level of infections in each market. Meanwhile, other offices continue to provide customer services principally via drive-thru facilities and Interactive Teller Machines (ITMs).

As part of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act), the Small Business Administration (SBA) was authorized to guarantee Paycheck Protection Program (PPP) loans used for payroll and other permitted purposes. SBA has provided a 100% guarantee and paid originators a processing fee ranging from 1% to 5%, based on the loan amount. We funded a total of $43.5 million of these loans for our customers through August, 2020, when the funding period closed, and received $1.6 million in fees from the SBA, which is being recognized as income over the terms of loans. It is anticipated the majority of these loans will be forgiven by the SBA.

Since PPP loans are funded principally by deposits to customer checking accounts, this explains a large portion of the increase in deposit balances since December 31, 2019. Stimulus funds received by customers into their checking accounts in April, 2020, combined with supplemental unemployment benefits through July, 2020, accounted for much of the rest of the growth in deposit balances. The drawback of these additional funds is that overdraft fee income was reduced.

In response to the economic impact brought on by the COVID-19 pandemic, banking and financial regulators provided guidance to financial institutions regarding borrower requests for forbearance. Through September 30, 2020, we have provided forbearance on approximately 798 loans totaling $118.7 million. These accommodations have been provided in the form of payment deferrals or conversion to interest only for a period of time. Most of these loans have reached the end of their forbearance period and the vast majority of these borrowers are resuming their payments. At September 30, 2020, the outstanding balance of these loans totaled $117.4 million.

As we prepare for potential asset quality challenges, the allowance for loan losses has increased to $7.0 million at September 30, 2020, an increase of $1.6 million since December 31, 2019. This affects the provision for loan loss expense, which was $2.0 million for the first nine months of 2020 compared to $1.3 million for the first nine months of 2019. For the third quarter of 2020, the provision to the allowance totaled $450 thousand, compared to $1.0 million provided during the same period in 2019.

As a result of the moratorium on foreclosures and an overall decrease in the level of foreclosed assets from the past, we have experienced a reduction of $270,000 in expenses related to other real estate owned during the first nine months of 2020 compared to the same period in 2019.

Although loan balances have increased by $22.6 million and interest bearing deposits held at other banks has increased by $25.7 million, the interest rate reductions made by the Federal Reserve’s Open Market Committee in March, 2020 has caused a reduction in our interest income of $610,000 for the first nine months of 2020 compared to the same period in 2019. However, as we have reduced interest rates paid on our deposit balances, interest expense is down $569,000 for the same period comparison, nearly mitigating the decline in interest income.

Earnings Highlights

o	For the quarter ended September 30, 2020:
·	Net interest margin was 3.64% for the quarter, an improvement of 11 basis points compared to 3.54% for the quarter ended June 30, 2020;
·	Net interest income improved to $6.4 million for the quarter, an improvement of $261,000 compared to the prior quarter;
·	Provision for loans losses was $450,000 for the quarter, a reduction of $100,000 compared to the prior quarter;
·	Noninterest income increased to $2.1 million for the quarter, an increase of $498,000, or 30.5%, compared to the prior quarter, mainly due to an increase in service charges and fees of $346,000 and an increase in insurance and investment fees of $98,000;
·	Salaries and employee benefits expense decreased to $3.0 million for the quarter, a reduction of $838,000, or 21.9%, compared to the prior quarter;
·	Expenses associated with other real estate owned were $59,000 for the quarter, a reduction of $74,000, or 55.5%, compared to the prior quarter; and
·	Data processing expenses were $519,000 for the quarter, a reduction of $49,000, or 8.6%, compared to the prior quarter.

o	Year-to-date September 30, 2020:
·	The net interest margin was 3.64%, a reduction of 19 basis points compared to 3.84% for the first nine months of 2019;
·	Net interest income was essentially unchanged at $18.7 million when compared to the first nine months of 2019, as described above;
·	Provision for loans losses was $2.0 million, an increase of $710,000 compared to the first nine months of 2019;
·	Noninterest income was $5.9 million, a decrease of $674,000 compared to the first nine months of 2019, primarily due to the non-recurring gain of $810,000 in the prior year on the sale and leaseback of the Lebanon office, offset by a $204,000 increase in card processing and interchange income, which resulted from renegotiated contracts;
·	Salaries and employee benefits expense was $10.3 million, a reduction of $720,000 compared to the same period of 2019, which was due mainly to the restructuring announced in May;
·	ATM network expense was $1.1 million, a reduction of $276,000 compared to the same period in 2019, resulting from a renewed and renegotiated contract;
·	Loan related expenses were $275,000, a reduction of $209,000, or 43.2%, compared to the same period in 2019;
·	Expenses associated with other real estate owned were $255,000, a reduction of $270,000, or 51.5%, as compared to the nine-month period ended September 30, 2019; and
·	Total noninterest expenses were $20.7 million, a reduction of $1.3 million, or 5.8%, as compared to the same period in 2019, due to reasons described in the prior four bulleted items.

Balance Sheet:

·	Total loans decreased $2.4 million during the quarter, to $585.1 million at September 30, 2020. Year to date, loans have increased $22.6 million, or 4.0%;
·	Securities available for sale decreased $1.4 million during the quarter, to $46.7 million at September 30, 2020. Year to date, securities available for sale decreased $6.5 million, or 12.2%;
·	Time deposits decreased $9.9 million during the quarter, to $249.7 million at September 30, 2020. Year to date, time deposits decreased $10.9 million, or 18.8%;
·	Total deposits decreased $6.7 million during the quarter, to $661.7 million at September 30, 2020. However, year to date, deposits increased $40.2 million, or 6.5%;
·	Borrowings remained unchanged for the quarter and year-to-date;
·	Total capital at September 30, 2020 was $56.9 million;
·	Book value per share was $2.38 as of September 30, 2020; and
·	The Bank remains ‘well capitalized’ as defined by regulatory guidance.

Asset Quality:

·	Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $8.6 million at September 30,2020, a decline of $1.6 million, or 15.8%, during the quarter, and a decline of $31,000, or 0.4% during the first nine months of 2020;
·	Nonperforming assets as a percentage of total assets was 1.15% at quarter end;
·	Loans past due 30 days or more, or nonaccrual totaled $10.1 million, or 1.7% of total loans outstanding;
·	Annualized net charge offs as a percentage of average loans for the quarter were 0.03%, up from 0.21% for the prior quarter and 0.76% for the third quarter of 2019; and
·	The allowance for loan losses as a percentage to total loans was 1.19% at September 30, 2020, as compared to 0.95% at December 31, 2019.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 20 locations throughout southwest Virginia, Eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Important factors that may cause actual results to differ from projections include:

(i) the success or failure of efforts to implement the Company’s business plan; (ii) any required increase in the Company’ regulatory capital ratios; (iii) satisfying other regulatory requirements that may arise from examinations, changes in the law and other similar factors; (iv) deterioration of asset quality; (v) changes in the level of the Company’s nonperforming assets and charge-offs; (vi) fluctuations of real estate values in the Company’s markets; (vii) the Company’s ability to attract and retain talent; (viii) demographical changes in the Company’s markets which negatively impact the local economy; (ix) the uncertain outcome of enacted legislation to stabilize the United States financial system; (x) the successful management of interest rate risk; (xi) the successful management of liquidity; (xii) changes in general economic and business conditions in the Company’s market area and the United States in general; (xiii) credit risks inherent in making loans such as changes in a borrower’s ability to repay and the Company’s management of such risks; (xiv) competition with other banks and financial institutions, and companies outside of the banking industry, including online lenders and those companies that have substantially greater access to capital and other resources; (xv) demand, development and acceptance of new products and services the Company has offered or may offer; (xvi) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (xvii) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues (including the recent novel coronavirus (COVID-19) outbreak and the associated efforts to limit the spread of the disease), and other catastrophic events; (xviii) technology utilized by the Company; (xix) the Company’s ability to successfully manage cyber security; (xx) the Company’s reliance on third-party vendors and correspondent banks; (xxi) changes in generally accepted accounting principles; (xxii) changes in governmental regulations, tax rates and similar matters; and (xxiii) other risks which may be described in future filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2020 AND DECEMBER 31, 2019

(IN THOUSANDS EXCEPT SHARE DATA)

(UNAUDITED)

ASSETS	September 30, 2020	December 31, 2019

Cash and due from banks	$16,002	$13,998
Interest-bearing deposits with banks	61,636	35,897
Federal funds sold	270	252
Total Cash and Cash Equivalents	77,908	50,147

Investment securities available-for-sale	44,109	50,649
Loans held for sale	337	2

Loans receivable	585,122	562,544
Allowance for loan losses	(6,987)	(5,368)
Net Loans	578,135	557,176

Bank premises and equipment, net	22,580	22,242
Other real estate owned	3,237	3,393
Accrued interest receivable	2,781	2,115
Deferred taxes, net	3,974	4,576
Right-of-use assets – operating leases	5,537	5,835
Other assets	10,527	10,238
Total Assets	$749,125	$706,373

LIABILITIES

Deposits
Noninterest bearing	215,371	170,782
Interest-bearing	446,301	450,695
Total Deposits	661,672	621,477

Borrowed funds	21,496	21,496
Lease liabilities – operating leases	5,537	5,835
Accrued interest payable	491	694
Accrued expenses and other liabilities	3,010	2,269
Total Liabilities	692,206	651,771

STOCKHOLDERS’ EQUITY
Common stock - $2.00 par value; 50,000,000 shares authorized;
23,922,086 shares issued and outstanding at
September 30, 2020 and December 31, 2019	47,844	47,844
Additional paid-in capital	14,570	14,570
Retained deficit	(6,370)	(7,869)
Accumulated other comprehensive income	875	57
Total Stockholders’ Equity	56,919	54,602
Total Liabilities and Stockholders’ Equity	$749,125	$706,373

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

INTEREST AND DIVIDEND INCOME	2020	2019
Loans including fees	$7,271	$7,290
Federal funds sold	—	1
Interest-earning deposits with banks	16	170
Investments	245	334
Dividends on equity securities (restricted)	34	38
Total Interest and Dividend Income	7,566	7,833

INTEREST EXPENSE
Deposits	1,024	1,275
Borrowed funds	128	211
Total Interest Expense	1,152	1,486

NET INTEREST INCOME	6,414	6,347

PROVISION FOR LOAN LOSSES	450	1,020

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	5,964	5,327

NONINTEREST INCOME
Service charges and fees	859	947
Card processing and interchange	892	800
Insurance and investment fees	206	158
Net gain on sales of available-for-sale securities	—	—
Other noninterest income	159	950
Total Noninterest Income	2,116	2,855

NONINTEREST EXPENSES
Salaries and employee benefits	2,981	3,544
Occupancy and equipment expense	1,132	1,128
Data processing and telecommunications	604	615
Other operating expenses	1,565	1,792
Total Noninterest Expenses	6,282	7,079

INCOME BEFORE INCOME TAXES	1,798	1,103

INCOME TAX EXPENSE	374	227

NET INCOME	$1,424	$876

Income Per Share
Basic and diluted	$0.06	$0.04
Weighted Average Shares of Common Stock
Basic and diluted	23,922,086	23,922,086

NEW PEOPLE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(UNAUDITED)

INTEREST AND DIVIDEND INCOME	2020	2019
Loans including fees	$21,483	$21,361
Federal funds sold	1	5
Interest-earning deposits with banks	191	643
Investments	814	1,066
Dividends on equity securities (restricted)	108	118
Total Interest and Dividend Income	22,597	23,193

INTEREST EXPENSE
Deposits	3,417	3,795
Borrowed funds	484	675
Total Interest Expense	3,901	4,470

NET INTEREST INCOME	18,696	18,723

PROVISION FOR LOAN LOSSES	2,000	1,290

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	16,696	17,433

NONINTEREST INCOME
Service charges and fees	2,238	2,597
Card processing and interchange	2,480	2,276
Insurance and investment fees	447	481
Net gain on sales of available-for-sale securities	4	—
Other noninterest income	744	1,247
Total Noninterest Income	5,913	6,601

NONINTEREST EXPENSES
Salaries and employee benefits	10,300	11,020
Occupancy and equipment expense	3,395	3,407
Data processing and telecommunications	1,881	1,913
Other operating expenses	5,149	5,650
Total Noninterest Expenses	20,725	21,990

INCOME BEFORE INCOME TAXES	1,884	2,044

INCOME TAX EXPENSE	385	417

NET INCOME	$1,499	$1,627

Income Per Share
Basic and diluted	$0.06	$0.07

Average Weighted Shares of Common Stock
Basic and diluted	23,922,086	23,922,086

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS
(UNAUDITED)
	For the three-months ended,
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Key Performance Ratios
Earning Asset Yield	4.31%	4.28%	4.63%	4.70%	4.81%
Cost of interest bearing liabilities	0.98%	1.12%	1.23%	1.27%	1.26%
Cost of Funds	0.66%	0.76%	0.90%	0.92%	0.92%
Net Interest Margin	3.65%	3.54%	3.75%	3.79%	3.90%

Return on average stockholder’s equity	10.15%	0.21%	0.34%	3.19%	6.49%
Return on average assets	0.75%	0.02%	0.03%	0.24%	0.50%
Efficiency Ratio*	73.59%	92.48%	87.27%	84.37%	76.93%
Loan to Deposit Ratio	88.4%	87.9%	89.0%	90.5%	89.8%

Asset Quality
Allowance for loan loss to total loans	1.19%	1.12%	1.13%	0.95%	0.92%
Net Charge Offs to average loans, annualized	0.03%	0.21%	0.02%	0.39%	0.76%
Nonaccrual loans to total loans	0.91%	1.22%	1.77%	0.92%	0.83%
Nonperforming assets to total assets	1.15%	1.35%	1.39%	1.21%	1.27%

Capital Ratios (Bank Only)
Tier 1 leverage	9.10%	8.93%	9.43%	9.43%	9.50%
Tier 1 risk-based capital	14.59%	14.19%	13.81%	13.72%	13.60%
Total risk-based capital	15.84%	15.44%	15.06%	14.83%	14.65%
Total common equity tier 1 capital	14.59%	14.19%	13.81%	13.72%	13.60%

*The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.